Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Intervoice, Inc.’s 2005 Stock Incentive Plan of our reports dated May 8, 2007, with respect to the consolidated financial statements of Intervoice, Inc., Intervoice, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intervoice, Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Dallas, TX
May 8, 2007